EXHIBIT 3.1.2

CERTIFICATE OF DESIGNATION

DESIGNATING

SERIES B CONVERTIBLE PREFERRED STOCK

OF

VISUAL MANAGEMENT SYSTEMS, INC.

PURSUANT TO SECTIONS 78.035, 78.195 AND 78.196 OF THE NEVADA REVISED STATUTES

Visual Management Systems, Inc., a corporation organized and existing under the laws of Nevada (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Corporation’s Amended and Restated Certificate of Incorporation and Section 78.195(6) of the Nevada Revised Statutes, the Board of Directors of the Corporation, by unanimous written consent dated as of March 6, 2009 adopted the following resolution providing for the creation of a series of Preferred Stock of the Corporation designated as “Series B Convertible Preferred Stock”:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, a series of Preferred Stock be and hereby is created, and that the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

1.

Designation and Number of Shares. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock,” and the number of shares constituting such series shall be 500 shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.

Ranking. The Series B Convertible Preferred Stock shall, with respect to distribution rights upon the Liquidation (as defined in Section 3 below) of the Corporation, rank (a) subject to clause (b), senior to the Common Stock of the Corporation, and all other preferred stock of the Corporation, except the Corporation’s Series A Convertible Preferred Stock which the Series B Convertible Preferred Stock will rank on a parity with and (b) as applicable, junior to or on a parity with such preferred stock of the Corporation the terms of which expressly provide that such preferred stock will rank senior to or on a parity with the Series B Convertible Preferred Stock.

3.	Liquidation.

(a)

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series B Convertible Preferred Stock shall be entitled to receive, immediately after any distributions required by the Corporation’s Articles of Incorporation and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Corporation having priority over the Series B Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any securities of the Corporation over which the Series B Convertible Preferred Stock has priority with respect to the distribution of the assets of the Corporation upon Liquidation, including Common Stock (“Junior Securities”), an amount in cash with respect to each share of Series B Convertible Preferred Stock held by such holders, equal to $1,000 per share (subject to adjustment in the event of stock splits, combinations or similar events).

If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Convertible Preferred Stock and any securities of the Corporation having equal priority with the Series B Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation (“Parity Securities”) shall be insufficient to permit payment in full to the holders of the Series B Convertible Preferred Stock and the holders of Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Convertible Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series B Convertible Preferred Stock and on such Parity Securities, if any.

Except as otherwise specifically provided, the consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall not be deemed to be a Liquidation within the meaning of this Section 3(a).

(b)

Upon the completion of the distributions required by paragraph (a) of this Section 3, if assets remain in the Corporation, they shall be distributed ratably among the holders of the Series B Convertible Preferred Stock (based upon the number of shares of Common Stock into which the shares of Series B Convertible Preferred

Stock are convertible) and the holders of any Parity Securities and holders of Junior Securities (including holders of Common Stock) having rights to participate in such distribution in accordance with the Corporation’s Articles of Incorporation.

4.

Dividends. The Series B Convertible Preferred Stock shall not be entitled to receive dividends or other distributions from the Corporation, and no dividends or distributions shall be payable in respect thereof.

5.

Conversion Rights. Each holder of record of shares of the Series B Convertible Preferred Stock shall have the right to convert all or any part of such holder’s shares of Series B Convertible Preferred Stock into Common Stock, without any further payment therefor, as follows:

(a)

Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series B Convertible Preferred Stock shall have the right at such holder’s option, at any time and from time to time, to convert any of such shares of Series B Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock into that number of shares of Common Stock as shall be determined by dividing $1,000 by the “Conversion Price.” The Conversion Price shall initially be $.005 and shall be subject to adjustment as provided below.

	(b)	Mechanics of Conversion.

(i)

Before any holder of Series B Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the “Conversion Date.”

(ii)

All Common Stock which may be issued upon conversion of the Series B Convertible Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series B Convertible Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series B Convertible Preferred Stock at the then effective Conversion Price.

	(c)	Conversion Price Adjustments. The Conversion Price shall be subject to the adjustment provisions of Section 6 below.

6.

Anti-Dilution Provisions. During the period in which any shares of Series B Convertible Preferred Stock remain outstanding, the Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series B Convertible Preferred Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series B Convertible Preferred Stock upon the happening of certain events as follows:

(a)

Consolidation, Merger or Sale. If any consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series B Convertible Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series B Convertible Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series B Convertible Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.

(b)

Common Stock Dividends, Subdivisions, Combinations, etc. In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying the then applicable Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

(c)

Adjustment Upon Issuance of Lower Priced Securities. If and whenever on or after the date of the initial issuance of the Series B Convertible Preferred Stock the Corporation issues or sells, or in accordance with this Section 6 is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than $.005 per share (the “Applicable Price”) or the Corporation issues or sells, or in accordance with this Section 6 is deemed to have issued or sold any options, warrants or securities convertible into shares of Common Stock having an exercise price per share or conversion price per share less than the Applicable Price (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be adjusted to the price per share at which such new shares of Common Stock are issued or will be issued (the “New Securities Issuance Price”) upon exercise of such options or warrants or conversion of such convertible securities. For purposes of determining the adjusted Conversion Price under this Section 6(c), the following shall be applicable:

(i)

Issuance of Options. If the Corporation in any manner grants any rights, warrants or options (collectively, “Options”) to subscribe for or purchase (A) any shares of Common Stock, or (B) or any securities convertible into or exchangeable for shares of Common Stock (“Convertible Securities”) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Option for such price per share. For purposes of this Section 6(c)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of any such Option or upon conversion or exchange of any such Convertible Securities” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon exercises of such Options upon conversion or exchange of such Convertible Securities.

(ii)

Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange thereof is less than the Applicable Price, then such shares of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 6(c)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Conversion Price has been or is to be made pursuant to other provisions of this Section 6(c), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)

Change in Option Price or Rate of Conversion; Expiration. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 6(c)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Series B Convertible Preferred Stock are increased or decreased in the manner described in the immediate preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. Upon the expiration of any Option or the right to convert or exchange any Convertible Security, the issuance of which resulted in an adjustment of the Conversion Price under this Section 6(c), or if any such Option or Convertible Security ceases to be outstanding, and such Option shall not have been exercised or such Convertible Security shall not have been converted into or exchanged for Common Stock, the Conversion Price shall be recomputed to the price which it would have been (but reflecting any other adjustments made pursuant to this Section 6(c) upon the issuance of Common Stock, Options or Convertible Securities) had the adjustment made by reason of the issuance of such Option or Convertible Security not been made.

(iv)

Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefore will be deemed to be the gross amount received by the Corporation therefore. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price (as defined below) of such security on the date of receipt. The fair value of any consideration other than cash or securities will be determined in good faith by the Corporation’s Board of Directors. The term “Market Price” shall mean the average of the closing prices of such security’s sales on the principal securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted on the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the NASD’s over the counter bulletin board, or any similar successor organization, in each such case averaged over a period of five days consisting of the day prior to the day as of which Market Price is being determined and the four consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted on the Nasdaq Stock Market or the over-the-counter bulletin board, the Market Price shall be the fair value thereof determined in good faith by the Corporation’s Board of Directors.

(v)

No Adjustment for Certain Issuances. No adjustments shall be made under this Section 6(c) as a result of issuances of Common Stock, Options, Warrants or Convertible Securities in acquisitions, mergers or strategic alliances, or upon the exercise of any such Options or Warrants, or conversion or exchange of any such Convertible Securities, or issuances as payment for services provided.

(d)

Notice of Adjustment. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Price issuable upon exercise of each share of Series B

Convertible Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7.

Redemption. The Corporation may not redeem the outstanding shares of Series B Convertible Preferred Stock and the holders shall not have any right, at any time or under any circumstances, to require the Corporation to redeem any of the Series B Convertible Preferred Stock.

8.	Voting Rights. Except as otherwise required by law, the holders of shares of Series B Convertible Preferred Stock shall have no voting rights.

9.	Covenants of the Corporation. The Corporation covenants and agrees that, so long as the Shares are outstanding, it will perform the obligations set forth in this Section 9:

(a)

Taxes and Levies. The Corporation will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Corporation or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested;

(b)

Maintenance of Existence. The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation;

(c)

Maintenance of Property. The Corporation will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

	(d)	Books and Records. The Corporation will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP; and

10.

Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series B Convertible Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

11.	Miscellaneous.

	(a)	There is no sinking fund with respect to the Series B Convertible Preferred Stock.

(b)

The shares of the Series B Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series B Convertible Preferred Stock and in the Articles of Incorporation of the Corporation.

	(c)	The holders of the Series B Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

(d)

Holders of two-thirds (⅔) of the outstanding shares of Series B Convertible Preferred Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series B Convertible Preferred Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series B Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Jason Gonzalez, its President this 6th day of March 27, 2009.

/s/ Jason Gonzalez

Jason Gonzalez, President